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                                                                   EXHIBIT 99.1



                                 June 11, 1999

                                 Robert M. Burton
                                 Divisional Vice President, Investor Relations
                                 (248) 643-1040

                                 Mary Lorencz
                                 Director, Corporate Media Relations
                                 (248) 643-1021



       FOR IMMEDIATE RELEASE


       KMART INDICATES THAT HECHINGER BANKRUPTCY FILING EXPECTED TO HAVE NO MEANINGFUL EFFECT ON STRATEGY, OPERATIONS

       Kmart to take a second quarter non-cash charge of about $230 million after tax

       TROY, Mich., June 11, 1999 -- Kmart Corporation (NYSE: KM) announced that, as a consequence of the Hechinger Company's filing for reorganization today, Kmart will take a non-cash discontinued operations charge in the second quarter of approximately $230 million net of tax.

       The charge reflects the probability that, as a result of Hechinger's bankruptcy proceedings, up to 115 former Builders Square locations currently operated by Hechinger may become the responsibility of Kmart in the near term. The Builders Square operations were sold in September 1997 to an entity formed by Leonard Green and Partners and were subsequently combined with the operations of Hechinger Company. At the time of the sale, a subsidiary of Kmart also subleased to Hechinger certain former Builders Square locations, whose leases had been guaranteed by Kmart since their inception.

       "While the precise outcome of the legal process remains to be seen, Kmart believes that, in light of the Hechinger's filing, it is appropriate to take the charge at this time," said Floyd Hall, Chairman, President and CEO of Kmart. "Considering current market conditions, we anticipate that Kmart will be able to convert or sublease most, if not all, of these properties within a reasonable period after they are returned. Fortunately, the cash outflows required by these leases should have no meaningful effect on the company's ongoing strategy or operations."

       Kmart Corporation serves America with 2,151 Kmart retail outlets. Kmart Corporation common stock is listed on the New York, Pacific and Chicago Stock Exchanges.

       This press release contains forward-looking statements. Factors which may cause actual results to differ may include the uncertainties associated with any bankruptcy proceeding, the number of leases taken back from Hechinger and the timing thereof, any difficulties encountered in subleasing the stores, and general market and other conditions affecting the terms for subleases.